Exhibit 10.31

EMPLOYEE STOCK OPTION AGREEMENT

(6 month vesting—3 1/2 year life)

2004 EQUITY INCENTIVE PLAN

THIS EMPLOYEE STOCK OPTION AGREEMENT (this “Agreement”) is dated as of                      (the “Date of Grant”) between ENERSYS, a Delaware corporation (the “Company”), and the individual identified on the signature page hereof (the “Participant”).

BACKGROUND

A. The Participant is currently an employee of the Company or one of its Subsidiaries.

B. The Company desires to (i) provide the Participant with an incentive to remain in the employ of the Company or one of its Subsidiaries, and (ii) increase the Participant’s interest in the success of the Company by granting to the Participant nonqualified stock options (the “Options”) to purchase shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

C. The grant of the Options is (i) pursuant to the EnerSys 2004 Equity Incentive Plan (the “Plan”), (ii) subject to the terms and conditions of this Agreement, and (iii) not employment compensation nor an employment right and is at the sole discretion of the Company’s Compensation Committee.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

1. Definitions; Incorporation of Plan Terms. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Plan. This Agreement and the Options shall be subject to the Plan. The terms of which are hereby incorporated herein by reference. If there is conflict or inconsistency between the Plan and this Agreement, the Plan shall govern. The Participant hereby acknowledges receipt of a copy of the Plan.

2. Restrictions on Transfer. Except as otherwise expressly provided in the Plan, none of the Options may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of (or made the subject of a derivative transaction) to or with any third party otherwise than by will or the laws of descent and distribution and the Options shall be exercisable during the Participant’s lifetime only by the Participant.

3. Grant of Options. The Participant is awarded the number of Options specified on the signature page hereof, at the Option Price indicated thereon. The Options are not intended to qualify as incentive stock options under Section 422 of the Code. Each Option shall entitle the Participant to purchase, upon payment of the applicable Option Price in any manner provided by the Plan, one share of Common Stock. The shares of Common Stock issuable upon exercise of the Options are from time to time referred to herein as the “Option Shares.” For purposes of the Plan and this Agreement, the Date of Grant shall be as indicated on the signature page hereof. The Options shall be exercisable as provided in this Agreement.

4. Terms and Conditions of Options. The Options evidenced by this Agreement are subject to the following terms and conditions:

(a) Vesting. The Options shall vest 100% and become exercisable 6 months following the Date of Grant, unless previously vested or forfeited in accordance with the Plan or this Agreement; provided, however, that upon a Change in Control, or if the Participant’s employment terminates due to death, Permanent Disability, or Retirement or the Participant terminates employment for Good Reason or the Participant is terminated without Cause, the Options, to the extent then unvested, shall immediately become vested and exercisable. Notwithstanding the foregoing sentence, upon a Participant’s termination of employment for any reason, the Compensation Committee may, in its sole discretion, waive any requirement for vesting then remaining and permit, for a specified period of time consistent with the second sentence of Section 4(b) hereof the exercise of the Options prior to the satisfaction of such requirement. Any fractional Options that would result from application of this Section 4(a) shall be aggregated and shall vest on the first anniversary of the Date of Grant.

(b) Option Period. The Options shall expire (to the extent not previously exercised or forfeited) on, and shall not be exercisable following, three and one half (3  1/2) years from the Date of Grant. In addition, all Options shall be subject to earlier expiration as provided herein or in the Plan. Upon termination of the Participant’s employment with the Company or a Subsidiary for any reason (other than termination for Cause or as a result of resignation without Good Reason), the Participant may exercise the Options, to the extent then vested, at any time until the earlier of (i) the 60th day following termination of employment and (ii) the expiration date of the option specified in this Section 4(b); provided, however, that if the Participant’s employment is terminated for Cause or the Participant resigns without Good Reason, all of the Participant’s Options (whether or not vested at the time of termination) shall, without any action on the part of any Person, immediately expire and be canceled without payment therefor. Except as provided in the second sentence of Section 4(a) hereof or in the case of automatic vesting in connection with such termination event, upon termination of the Participant’s employment with the Company or a Subsidiary for any reason, all Options which have not theretofore vested shall, without any action on the part of any Person, immediately expire and be canceled without any payment therefor.

(c) Exercise. Subject to the Company’s Policy on Insider Trading, and Sections 4(d), 4(f), and 8(b) hereof, the Participant may exercise any or all of the Options, to the extent vested and not forfeited. The date of exercise of an Option shall be the date on which the conditions provided in Sections 4(d), 4(f), and 8(b) hereof are satisfied.

(d) Payment. At the time of any exercise, the Participant shall pay to the Company the Option Price of the shares as to which this Option is being exercised by delivery of consideration equal to the product of the Option Price and the number of shares purchased, together with any amounts required to be withheld for tax purposes under Section 17(c) of the Plan. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Compensation Committee for that purchase, which forms may (but are not required to) include (i) cash; (ii) check or wire transfer; (iii) tendering (either actually or by attestation) shares of Common Stock already owned by the Participant, provided that the shares have been held for the minimum period required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes or were not acquired from the Company as compensation; (iv) to the extent permitted by applicable law, Cashless Exercise; or (v) such other consideration as the Compensation Committee may permit in its sole discretion; provided, however, that any Participant may, at any time, exercise any Vested Option (or portion thereof) owned by him pursuant to a Cashless Exercise.

(e) Stockholder Rights. The Participant shall have no rights as a stockholder with respect to any shares of Common Stock issuable upon exercise of the Options until the Participant has made payment pursuant to Section 4(d) and a certificate or certificates evidencing such shares shall have been issued to the Participant, and no adjustment shall be made for dividends or distributions or other rights in respect of any share for which the record date is prior to the date upon which the Participant shall become the holder of record thereof.

(f) Limitation on Exercise. The Options shall not be exercisable unless the offer and sale of the shares of Common Stock subject thereto have been registered under the 1933 Act and qualified under applicable state “blue sky” laws, or the Company has determined that an exemption from registration under the 1933 Act and from qualification under such state “blue sky” laws is available. The Company may require, as a condition to exercise of an Option, that the Participant make certain representations and warranties as to the Participant’s investment intent with respect to the Option Shares.

(g) Delivery of Shares. As soon as practicable following the exercise of any Options, the appropriate number of shares of Common Stock issued in connection with such exercise shall be issued by the Company’s transfer agent, in the name of the Participant by (a) paper certificate delivered to the Participant, or (b) electronic delivery to the Company’s representative broker.

(h) Dividends and Distributions. Any shares of Common Stock or other securities of the Company received by the Participant as a result of a stock dividend or other distribution in respect of Option Shares shall be subject to the same restrictions as such Option Shares, and all references to Option Shares hereunder shall be deemed to include such shares of Common Stock or other securities.

(i) Special Exercise Provisions. Notwithstanding anything to the contrary in the Plan or in this Agreement, if the Participant is employed or resides in China or Italy, then the Participant shall only exercise the Options granted hereunder using the “Cashless Exercise” method as defined in the Plan and shall not have the right to use any other method otherwise permitted under this Agreement.

5. Noncompetition. The Participant agrees with the Company that, for so long as the Participant is employed by the Company or any of its Subsidiaries and continuing for 12 months (or such longer period as may be provided in an employment or similar agreement between the Participant and the Company or one of its Subsidiaries) following a termination of such employment that occurs after any of the Options have vested (whether or not such Options have been exercised), the Participant will not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent, or otherwise, alone or in association with any other person, firm, corporation, or other business organization, become involved in a Competing Business in any geographic area in which the Company or any of its Subsidiaries has engaged during such period in a Competing Business, or in which the Participant has knowledge of the Company’s plans to engage in a Competing Business (including, without limitation, any area in which any customer of the Company or any of its Subsidiaries may be located); provided, however, that the provisions of this Section 5 shall apply solely to those activities of a Competing Business, with which the Participant was personally involved or for which the Participant was responsible while employed by the Company or its Subsidiaries during the twelve (12) month period preceding termination of the Participant’s employment.

6. Wrongful Solicitation. As a separate and independent covenant, the Participant agrees with the Company that, for so long as the Participant is employed by the Company or any of its Subsidiaries and continuing for 12 months (or such longer period as may be provided in an employment or similar agreement between the Participant and the Company or one of its Subsidiaries) following a termination of such employment that occurs after any of the Options have vested (whether or not such Options have been exercised), the Participant will not engage in any Wrongful Solicitation.

7. Confidentiality; Specific Performance.

(a) The Participant agrees with the Company that the Participant will not at any time, except in performance of the Participant’s obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, reveal to any person, entity, or other organization (other than the Company, or its employees, officers, directors, stockholders, or agents) or use for the Participant’s own benefit any information deemed to be confidential by the Company or any of its Affiliates (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business, or affairs of the Company or any of its Affiliates, including, without limitation, any information concerning past, present, or prospective customers, manufacturing processes, marketing, operating, or financial data, or other confidential information used by, or useful to, the Company or any of its Affiliates and known (whether or not known with the knowledge and permission of the Company or any of its Affiliates and whether or not at any time prior to the Date of Grant developed, devised, or otherwise created in whole or in part by the efforts of the Participant) to the Participant by reason of the Participant’s employment with, equity holdings in, or other association with the Company or any of its Affiliates. The Participant further agrees that the Participant will retain all copies and extracts of any written Confidential Information acquired or developed by the Participant during any such employment, equity holding, or association in trust for the sole benefit of the Company, its Affiliates, and their successors and assigns. The Participant further agrees that the Participant will not, without the prior written consent of the Company, remove or take from the Company’s or any of its Affiliate’s premises (or if previously removed or taken, the Participant will promptly return) any written Confidential Information or any copies or extracts thereof. Upon the request and at the expense of the Company, the Participant shall promptly make all disclosures, execute all instruments and papers, and perform all acts reasonably necessary to vest and confirm in the Company and its Affiliates, fully and completely, all rights created or contemplated by this Section 7. The term “Confidential Information” shall not include information that is or becomes generally available to the public other than as a result of a disclosure by, or at the direction of, the Participant.

(b) The Participant agrees that upon termination of the Participant’s employment with the Company or any Subsidiary for any reason, the Participant will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way evidencing (in whole or in part) Confidential Information relating to the business of the Company and its Subsidiaries and Affiliates. The Participant further agrees that the Participant will not retain or use for the Participant’s account at any time any trade names, trademark, or other proprietary business designation used or owned in connection with the business of the Company or its Subsidiaries or Affiliates.

(c) The Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 7, or Section 5 or 6 above, would be inadequate and, in recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available.

8. Miscellaneous.

(a) No Rights to Grants or Continued Employment. The Participant acknowledges that the Award granted under this Agreement is not employment compensation nor is it an employment right, and is being granted at the sole discretion of the Company’s Compensation Committee. The Participant shall not have any claim or right to receive grants of Awards under the Plan. Neither the Plan or this Agreement, nor any action taken or omitted to be taken hereunder or thereunder, shall be deemed to create or confer on the Participant any right to be retained as an employee of the Company or any Subsidiary or other Affiliate thereof, or to interfere with or to limit in any way the right of the Company or any Affiliate or Subsidiary thereof to terminate the employment of the Participant at any time.

(b) Tax Withholding. This Section 8(b) applies only to (i) all Participants who are U.S. employees, and (ii) to those Participants who are employed by a Subsidiary of the Company that is obligated under applicable local law to withhold taxes with respect to the vesting or exercise of the Options. The Company or a designated Subsidiary of the Company shall have the right, prior to the delivery of any certificates evidencing shares of Common Stock to be issued pursuant to this Agreement, to require the Participant to remit to the Company or such Subsidiary any amount sufficient to satisfy any applicable (federal, foreign, state, or local) tax withholding requirements. Prior to the Company’s or the designated Subsidiary’s determination of such withholding liability, the Participant may make an irrevocable election to satisfy, in whole or in part, such obligation to remit taxes by directing the Company or such Subsidiary to withhold shares of Common Stock that would otherwise be received by the Participant. Such election may be denied by the Compensation Committee in its discretion, or may be made subject to certain conditions specified by the Compensation Committee. The Company or its designated Subsidiary shall also have the right to deduct from all cash payments made pursuant to or in connection with any Award any applicable federal, foreign, state, or local taxes required to be withheld with respect to such payments.

(c) No Restriction on Right of Company to Effect Corporate Changes. Neither the Plan nor this Agreement shall affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred, or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the assets or business of the Company, or any other corporate act or proceeding, whether of a similar character or otherwise.

9. Survival; Assignment

(a) All agreements, representations, and warranties made herein and in the certificates delivered pursuant hereto shall survive the issuance to the Participant of the Options and any Option Shares and shall continue in full force and effect.

(b) The Company shall have the right to assign any of its rights and to delegate any of its duties under this Agreement to any of its Affiliates.

10. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or sent by certified or registered mail, return receipt requested, postage prepaid, addressed, if to the Participant, to the Participant’s attention at the mailing address set forth at the foot of this Agreement (or to such other address as the Participant shall have specified to the Company in writing) and, if to the Company, to the Company’s office at 2366 Bernville Road, Reading Pennsylvania, Attention: General Counsel (or to such other address as the Company shall have specified to the Participant in writing). All such notices shall be conclusively deemed to be received and shall be effective, if sent by hand delivery, upon receipt, or if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

11. Waiver. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

12. Entire Agreement; Governing Law; Language. This Agreement and the Plan and the other related agreements expressly referred to herein set forth the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement. This Agreement has been prepared in English and in one or more other languages. If there is a discrepancy between or among any of these versions, the English version shall prevail. Unless otherwise restricted by applicable law, this Agreement may be executed electronically. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, USA.

THIS AGREEMENT SHALL BE NULL AND VOID AND UNENFORCEABLE BY THE PARTICIPANT UNLESS SIGNED AND DELIVERED TO THE COMPANY NOT LATER THAN THIRTY (30) DAYS SUBSEQUENT TO THE DATE OF GRANT SET FORTH BELOW.

BY SIGNING THIS AGREEMENT, THE PARTICIPANT IS HEREBY CONSENTING TO THE PROCESSING AND TRANSFER OF THE PARTICIPANT’S PERSONAL DATA BY THE COMPANY TO THE EXTENT NECESSARY TO ADMINISTER AND PROCESS THE AWARDS GRANTED UNDER THIS AGREEMENT.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Participant has executed this Agreement, both as of the day and year first above written.

ENERSYS

By:
Name:
Title:

PARTICIPANT

Name:
Address:

Date Of Grant:

Number of Options:	Option Price:

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